UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
___________________
Filed by the Registrant ☒ Filed by a party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material Under § 240.14a-12
CALADRIUS BIOSCIENCES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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On April 26, 2017, Caladrius Biosciences, Inc. (“Caladrius”) made the following communication in connection with Caladrius' upcoming shareholder meeting encouraging employees to vote their shares in favor of the proposed transactions under that certain Interest Purchase Agreement, dated as of March 16, 2017, by and among Caladrius, PCT, LLC, a Caladrius Company, a majority owned subsidiary of Caladrius (“PCT”), and Hitachi Chemical Co. America, Ltd. (“Hitachi”).
David J. Mazzo, PhD sent the following email on April 26, 2017 to Caladrius employees:
Colleagues,

For those of you who hold CLBS stock, you either have received or will shortly receive the proxy materials associated with our upcoming shareholders’ meeting on May 16.  As you probably know, we will need >50% of all outstanding shares to vote in favor of the transaction with Hitachi in order for it to pass.  Please vote your shares as soon as you receive the proxy material, preferably on-line through proxyvote,c.com or using the phone number provided with the materials.  In this manner, there is no risk of a delay or loss of your vote associated with a problem with US mail. Our full management team and the full board of directors recommends that you vote in favor of the transaction as well as the other items for which your vote is requested.    If you have any questions about whether all of your shares have been represented in the materials you receive and/or if you don’t receive materials in a timely fashion, please contact Todd or Jacquelyn for resolution of the problem.  Many thanks,

DJM
David J. Mazzo, PhD
President and Chief Executive Officer